Exhibit 4.10

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER COUNTRY (COLLECTIVELY, “SECURITIES LAWS”). THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

LAVIE BIO LTD.

SAFE

(Simple Agreement for Future Equity), dated this 11th day of August, 2022 (the “Effective Date”)

THIS CERTIFIES THAT in exchange for the payment by BKG Finance GmbH (the “Investor”) of an amount of $ 10,000,000 (the “Purchase Amount”), Lavie Bio Ltd., an Israeli company (the “Company”), issues to the Investor the right to certain shares of the Company’s Share Capital, subject to the terms described below.

The “Post-Money Valuation Cap” is $ 130,000,000.

The “Discount Rate” is 80% (i.e., 20% discount).

See Section 2 for certain additional defined terms.

1.     Events

(a)          Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of Safe Preferred Shares equal to the Purchase Amount divided by the Conversion Price.

       Notwithstanding the foregoing, if there is no consummation of an Equity Financing within thirty (30) months of the Effective Date (and this Safe is not otherwise terminated or converted by then), or if within such thirty (30) months an Equity Financing is consummated but there is no third party investor in such transaction that holds, immediately following consummation thereof, more than 5% of the Company Capitalization on a fully diluted basis, then the Investor shall have the right at its sole discretion, within 60 days after such thirty (30) months, to convert this Safe in its entirety into the number of then issued and outstanding most senior class of Shares equal to the Purchase Amount divided by a price per share equal to a Pre-Money Valuation of the Company of $70,000,000 divided by the Company Capitalization.

In connection with the automatic conversion of this Safe into Safe Preferred Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Preferred Shares, with appropriate variations for the Safe Preferred Shares if applicable.

(b)          Liquidity Event. If there is a Liquidity Event before the termination of this Safe, this Safe will automatically be converted into shares entitling their holders (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds, due and payable to the Investor concurrent with the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of Ordinary Shares equal to the Purchase Amount divided by the Liquidity Price (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c)          Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d)          Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to receive its Cash-Out Amount is:

       (i)          Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Share Capital);

       (ii)          On par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

       (iii)          Senior to payments for Ordinary Shares.

      The Investor’s right to receive its Conversion Amount is (A) on par with payments for Ordinary Shares and other Safes and/or Preferred Shares who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Ordinary Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(e)          Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Share Capital to the Investor pursuant to the automatic conversion of this Safe under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c).

2.     Definitions

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Ordinary Shares basis):

•          Includes all shares of Share Capital issued and outstanding;

•          Includes all Converting Securities;

•          Includes all (i) issued and outstanding Options and (ii) Promised Options; and

•          Includes the Unissued Option Pool, except that any increase to the Unissued Option Pool in connection with the Equity Financing shall only be included to the extent that the number of Promised Options exceeds the Unissued Option Pool prior to such increase.

“Conversion Price” means the either: (1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of shares of Safe Preferred Shares.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Share Capital.

“Direct Listing” means the Company’s initial listing of its Ordinary Shares (other than shares of Ordinary Shares eligible for resale under applicable Securities Laws) on a national securities exchange by means of an effective registration statement on Form F-1 (or similar form or document in jurisdictions other than the United States) filed by the Company with the SEC (or other equivalent body) that registers shares of existing share capital of the Company for resale, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

“Discount Price” means the lowest price per share of the Standard Preferred Shares sold in the Equity Financing multiplied by the Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Ordinary Shares, the amount of such dividend that is paid per share of Ordinary Shares multiplied by (x) the Purchase Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction (from investors who are not currently shareholders, or affiliated with current shareholders of the Company) or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

“Initial Public Offering” means the closing of the Company’s first underwritten initial public offering of Ordinary Shares pursuant to a registration statement or similar document filed under applicable Securities Laws.

“Investor Competitor” shall mean any entity and/or its subsidiaries, or an investment fund which is effectively controlled by such entity,  that [***].

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event, and (without double- counting, in each case calculated on an as-converted to Ordinary Shares basis):

•	Includes all shares of Share Capital issued and outstanding;

•	Includes all (i) issued and outstanding Options and (ii) to the extent receiving Proceeds, Promised Options;

•
Includes all Converting Securities, other than any Safes and other convertible securities (including without limitation Preferred Shares) where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of Conversion Amounts or similar “as-converted” payments; and

•	Excludes the Unissued Option Pool.

“Liquidity Event” means a Change of Control, a Direct Listing or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Post-Money Valuation Cap divided by ~~the Liquidity Capitalization~~.

“Options” includes options, restricted share awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Proceeds” means cash and other assets (including without limitation consideration in shares) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Promised Options” means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet or letter of intent for the Equity Financing or Liquidity Event, as applicable (or the initial closing of the Equity Financing or consummation of the Liquidity Event, if there is no term sheet or letter of intent), (ii) in the case of an Equity Financing, treated as outstanding Options in the calculation of the Standard Preferred Share’s price per share, or (iii) in the case of a Liquidity Event, treated as outstanding Options in the calculation of the distribution of the Proceeds.

“Safe” means an instrument containing a future right to shares of Share Capital, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Preferred Shares” means the shares of the series of Preferred Shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the Standard Preferred Shares, other than with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; (ii) the basis for any dividend rights, which will be based on the Conversion Price; and (iii) any individual rights which may be granted to specific investors (such as the right of an investor to appoint a director or an observer to the Company’s board of directors).

“Safe Price” means the price per share equal to the Post-Money Valuation Cap divided by the Company Capitalization.

“Share Capital” means the share capital of the Company, including, without limitation, “Ordinary Shares” and “Preferred Shares.”

“Standard Preferred Shares” means the shares of the series of Preferred Shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

        “Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this instrument with the principal purpose of raising capital, including but not limited to, other Safes, convertible debt instruments and other convertible securities.  Subsequent Convertible Securities excludes: (i) options issued pursuant to any equity incentive or similar plan of the Company; (ii) convertible securities issued or issuable to (A) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing or (B) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions; and (iii) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships.

“Unissued Option Pool” means all shares of Share Capital that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

3.     Other Agreements

            (a)          Representations and Warranties. The Company hereby represents and warrants the Company Representations, set out in and subject to Appendix A, which comprise an integral part of this Safe.

    (b)          Additional Investment; Pro Rata Provision.

(i)          Without derogation from Section 1(a) of this Safe, the Investor shall have the right (without obligation) to invest, immediately prior to, and subject to, the consummation of an Equity Financing, an additional amount (“Additional Investment by Investor”) under the same terms and conditions, mutatis mutandis, of those contained in this Safe (but without any discount off the price per share in such Equity Financing), for purchase of the most senior Company shares to be issued in the Equity Financing or otherwise issued and outstanding immediately prior to consummation of such Equity Financing, such amount that will result, upon conversion of this Safe and the investment of the Additional Investment by Investor and taking into consideration all other Company securities then owned (if owned) by the Investor, in the Investor holding 14.29% of the Company Capitalization. The price per share for the Additional Investment by Investor shall be equal to the lower of (i) the price per share in such Equity Financing or (ii) the Safe Price.  The Company shall notify Investor in writing, at least 14 days prior to the consummation of an Equity Financing.

(ii)          The Investor shall have the right to purchase its pro rata share of Standard Preferred Shares being sold in the Equity Financing (the “Pro Rata Right”).  "Pro Rata Right" shall be equal to the ratio of (x) the number of shares of Share Capital issued upon conversion of this Safe plus the number of shares of Share Capital issued in consideration of the Additional Investment by Investor (if any) to (y) the Company Capitalization.  The Pro Rata Right shall automatically terminate upon the earlier of (i) the closing of the Equity Financing; (ii) immediately prior to the closing of a Liquidity Event; or (iii) immediately prior to the Dissolution Event. It is clarified that the participation of the Investor in the Equity Financing, upon its election to exercise its Pro Rata Right, shall be made under the same terms and conditions of the other investor(s) in the Equity Financing, including without limitations, with respect to Company valuations and share price but excluding any individual rights which may be granted to specific investor(s).

               (c)         “MFN” Provision. [***]

(d)          Director. As of the Effective Date, the Investor shall be entitled to appoint, replace and remove one (1) Director until the earlier of (i) consummation of a Liquidity Event or a Dissolution Event, (ii) in the event of conversion of this Safe under Section 1 above, upon such time as the Investor holds less than [***] % of the issued and outstanding shares of the Company or (iii) the [***] anniversary of the Effective Date.

(e)           Investor Competitor. As of the Effective Date, the consent of the Investor shall be required for any issuance or transfer of shares to an Investor Competitor, until the earlier of (i) consummation of a Liquidity Event or a Dissolution Event or (ii) in the event of conversion of this Safe under Section 1 above, upon such time as the Investor holds [***] % of the issued and outstanding shares of the Company.

 (f)          Anti-dilution. If, during the [***] month period from the Equity Financing Closing, the Company issues any New Securities (as defined in the Articles of Association of the Company then in effect), at a price per New Security that is less than the actual Price Per Share paid by Investor (as adjusted for any recapitalization events), the Company will, simultaneously with such issuance of New Securities, issue to Investor, for no additional consideration, additional Ordinary Shares, in accordance with a broad based weighted average mechanism.

(g)          Protective Provisions. As of the Effective Date and until the earlier of an IPO or a Deemed Liquidation (as defined in the Articles of Association of the Company then in effect), any of the issues set forth in Appendix B-1, shall require the written consent of the Investor, and following consummation of the Equity Financing, any of the issues set forth in Appendix B-2 shall require the consent of holders of at least [***] percent ([***] %) or [***] percent ([***] %) (as set forth in Appendix B-2), of the voting power represented by the issued and outstanding shares of the Company (on an as-converted basis) then held by the shareholders who are entitled to vote and who voted (excluding abstentions) at a General Meeting in person or by means of a proxy.

4.     Investor Representations, Obligations and Acknowledgement

 (a) The Investor hereby represents and warrants the Investor Representations, set out in Appendix C, which comprise an integral part of this Safe.

       (b) Simultaneously herewith, the Investor is executing and delivering to the Company an undertaking to abide by the provisions of The Encouragement of Research and Development in Industry Law 5744-1984 in the form attached hereto as Appendix D.

(c) The Investor acknowledges that during a period of twelve (12) months following the Effective Date, the existing shareholders of the Company as of immediately prior to the Effective Date, shall have the right (but not the obligation and without derogating from any other right thereof) to enter into a SAFE with the Company, in the aggregate amount of up to $10,000,000 (in one or more installments); any such SAFE shall be under the same terms and conditions, mutatis mutandis, of those contained in this Safe (the “Additional SAFE”), it is being clarified that the Additional SAFE shall not be deemed an “Equity Financing”, and shall require no further approval from the Investor, under this Safe or any other applicable agreement or right granted hereunder. The existing shareholders of the Company as of immediately prior to the Effective Date are deemed third party beneficiaries of this provision and such provision may not be amended or cancelled without their written consent.

5.     Miscellaneous

(a)          Any provision of this Safe may be amended, waived or modified only by written consent of the Company and the Investor.

(b)          Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed below, or 48 hours after being deposited in the domestic mail service as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed below, as subsequently modified by written notice:

If to the Company:	13 Gad Feinstein St., Park Rehovot, P.O.B 2100, Rehovot 76120, Israel Attention: [***] Telephone: [***] E-mail: [***]
a mandatory copy to (which shall not constitute a notice):
[***] [***] Attention: [***] Telephone: [***] Email: [***]
If to Investor:	[***] Attention: [***] [***] Telephone: [***] Email: [***]
with a mandatory copy to (which shall not constitute a notice):
[***] Attention: [***] [***] Telephone: [***] Email: [***]

(c)          The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Share Capital for any purpose other than tax purposes. Other than as specifically stated to the contrary hereunder, the Investor shall have no additional rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1.  However, if the Company pays a dividend on outstanding shares of Ordinary Shares (that is not payable in shares of Ordinary Shares) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d)          Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor; and provided, further, that the Company may assign this Safe in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

~~(e)~~          In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)          All rights and obligations hereunder will be governed by the laws of the State of Israel, without regard to the conflicts of law provisions of such jurisdiction. Any claim arising under or in connection with this Agreement shall be resolved exclusively in the competent court in Tel-Aviv, Israel.

(g)          The parties acknowledge and agree that this Safe is, and at all times has been, intended to be characterized as equity of the Company. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

LAVIE BIO LTD. By: ________________ Name: [***] Title: [***] INVESTOR: BKG Finance GmbH By: ________________ Name: [***] Title: By: ________________ Name: [***] Title

Schedule 1

#	Name	Website	Location
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20	[***]	[***]	[***]